Exhibit 99.1

NEWS RELEASE

July 30, 2013

NCR Announces Strong Second Quarter Results

•	Operational results ahead of Company expectations

•	Revenue growth of 9% compared to prior-year period

•	Significant software growth and gross margin rate expansion

•
GAAP diluted EPS from continuing operations of $0.51, compared to $0.54 in the prior year period; non-GAAP diluted EPS from continuing operations(2) of $0.68, an increase of 5% compared to the prior-year period

•	Full-year 2013 guidance reaffirmed

DULUTH, Georgia - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended June 30, 2013. Reported revenue of $1.54 billion increased 9% from the second quarter of 2012. Second-quarter revenue includes an unfavorable impact of 1% as a result of foreign currency translation.

NCR reported second quarter income from continuing operations (attributable to NCR) of $86 million, or $0.51 per diluted share, compared to income from continuing operations (attributable to NCR) of $89 million, or $0.54 per diluted share, in the second quarter of 2012. Excluding pension and special items, non-GAAP income from continuing operations(2) in the second quarter of 2013 was $182 million, or $0.68 per diluted share, compared to $154 million, or $0.65 per diluted share, in the prior-year period. An identification of those special items, and the impact of pension and those special items on income from continuing operations and diluted earnings per share, are set forth in the supplemental non-GAAP reconciliation tables and accompanying footnotes that are included following the "Note to Investors" at the end of this earnings release.

“Solid second quarter results were driven by strong growth in our Retail and Hospitality businesses and continued steady performance in Financial Services,” said Bill Nuti, Chairman and CEO of NCR. “The growing contribution of software and services offerings to our revenue mix is delivering profitable growth and margin expansion, further aided by the strong performance of our recently acquired Retalix business. Innovations in key transaction technology areas like omni-commerce and financial services branch transformation are generating significant customer activity across our core business verticals and further differentiating NCR with our customers globally. We enter the second half of the year confident in our outlook, with strong momentum across our lines of business and a sharp focus on continuing to innovate and deliver solutions that create growth opportunities for our customers.”

Second Quarter 2013 Operating Segment Results(2)

Financial Services

NCR's Financial Services segment generated second quarter revenue of $782 million, a decrease of 1% from the second quarter of 2012. The decrease was driven by declines in the Americas theater partially offset by growth in the Asia Middle East Africa (AMEA) theater. Foreign currency fluctuations negatively impacted the year-over-year revenue comparison by 1%.

Operating income for Financial Services was $95 million in the second quarter of 2013 as compared to $86 million in the second quarter of 2012. The increase in operating income was driven by lower service delivery costs and reduced selling and research and development expenses in the second quarter of 2013 as compared to the second quarter of 2012. The lower service delivery costs were primarily due to reimbursement from a supplier of some previously incurred costs.

Retail Solutions

The Retail Solutions segment generated revenue of $515 million in the second quarter of 2013, an increase of 26% from the second quarter of 2012. The increase was driven by growth in the Americas, Europe and AMEA theaters, which includes the impact of the Retalix business. Revenue growth was 6% in the second quarter of 2013 excluding the impact of the Retalix business. The year-over-year revenue comparison was negatively impacted by 2% due to foreign currency fluctuations.

Operating income for Retail Solutions was $49 million in the second quarter of 2013 as compared to $28 million in the second quarter of 2012. The increase was driven by increased revenues, a higher mix of software and the contribution of the Retalix business as noted above.

Hospitality

The Hospitality segment generated revenue of $158 million in the second quarter of 2013, an increase of 22% from the second quarter of 2012. The increase was driven by growth in the Americas theater. Foreign currency fluctuations negatively impacted the year-over-year revenue comparison by 1%.

Operating income for Hospitality was $27 million in the second quarter of 2013 compared to $21 million in the second quarter of 2012. The increase was driven by a favorable mix of revenues slightly offset by investment in sales, software as a service and research and development.

Emerging Industries

The Emerging Industries segment generated second quarter revenue of $80 million, a decrease of 5% from the second quarter of 2012. The decrease was driven by declines in the Americas and Europe theaters. The year-over-year revenue comparison was positively impacted by 2% due to foreign currency fluctuations.

Operating income for Emerging Industries was $11 million in the second quarter of 2013 as compared to $19 million in the second quarter of 2012. The decrease in operating income was due to the decline in revenue and an unfavorable mix of revenues.

Second Quarter 2013 Business Highlights

Financial Services

In the Financial Services segment, NCR maintained its global leadership position through the deployment of various advanced technologies and solutions.

Strategic research and consulting firm RBR identified NCR as the world's largest supplier of multivendor ATM middleware and applications. In addition, the report showed that more financial institution ATMs in North America and the Middle East and Africa region rely on NCR's APTRA™ software suite than any other provider.

Conestoga Bank, a full-service commercial bank serving Southeastern Pennsylvania, decided to expand its interactive video banking program. Conestoga was one of the first financial institutions in the country to use interactive video tellers to conduct transactions beginning in 2012. Conestoga is now expanding its use of video banking technology by installing two additional personal teller machines at one of its branches.

In addition, Wright-Patt Credit Union became the first financial institution in the greater Dayton, Ohio region to adopt new video teller services for its members. Cadence Bank, a leading regional bank serving the Southeast and Texas, announced that it will be the first bank in Birmingham, Alabama to begin using interactive video technology.

NCR also continued to expand availability and usability of its multivendor software through certification of its NCR APTRA™ software by Elan Financial Services. Elan's network supports more than 33,000 ATMs for financial institutions across the U.S., many of which operate mixed-vendor fleets comprised of ATMs from NCR and other manufacturers. The certification of NCR APTRA™ will allow U.S. deployers to consolidate a single ATM software infrastructure across their self-service fleets.

Dollar Bank agreed to replace 60 older non-NCR ATMs with NCR's most advanced deposit-taking ATMs, NCR SelfServ™ with Scalable Deposit Module (SDM). NCR SelfServ™ ATMs with SDM make the deposit portion of an ATM transaction twice as fast. SDM is the only technology in deployment that allows consumers to deposit both cash and checks simultaneously, in any orientation, through a single slot. Additionally, all of Dollar Bank's ATMs will run on NCR APTRA™ Edge multivendor software.

ING DIRECT deployed NCR's APTRATM Passport for Mobile, branded as Cheque-In™. Cheque-In™ is a simple and convenient way for consumers to deposit checks into their accounts remotely and allows clients to take a picture of their check using their mobile device and have it deposited immediately into their ING DIRECT account. This is the first such feature available on all major platforms, including Apple iPhone®, iPad®, iPod®, AndroidTM Phone, AndroidTM Tablet, BlackBerry® Mobile devices with BB10 OS, and tablets running Windows® 8.

NCR and ANZ Bank New Zealand (ANZ) agreed to conduct Asia-Pacific's biggest deployment of NCR's next-generation teller cash recycler. NCR Cash Recycler 11 quickly accepts and dispenses cash for teller staff, removing barriers within the branch and allowing staff to focus their attention on the customer rather than counting bank notes. At ANZ, NCR Cash Recycler 11 will run on NCR APTRA™ Cash Connect advanced software to help significantly reduce the risk of accepting and distributing counterfeit banknotes.

NCR installed the first EMV compliant ATM in the U.S. at People's United Bank. EMV is a set of specifications defined by payments companies Europay International, MasterCard Worldwide and Visa to define interoperability standards for smart card transactions. The specifications - also known as “chip and PIN” - have been in place in countries around the world since 1996 and include a microprocessor chip on cards as an eventual replacement for the magnetic stripe, which has been used to carry card data since the 1960s. The EMV upgrade includes upgrades to card reader hardware as well as software.

Nationwide Building Society, a leading U.K. retail banking organization, chose NCR's Skimming Protection Solution as it seeks to offer increasingly secure banking services, inspire consumer confidence and drive customer loyalty. The deployment of the NCR security solution across 424 cash machines in the U.K. will also help Nationwide improve the availability and usability of its cash machines and manage business risk more effectively.

Retail Solutions

In Retail Solutions, NCR was named the world's largest supplier of retail self-checkout (SCO) technology in a new report titled “Global EPOS and Self-Checkout 2013” published by RBR. According to RBR, NCR is the leader in SCO shipments with a total of 70 percent ship share, an increase of six percent in 2012. The nearest competitor had a 13.5 percent ship share, and the research found that NCR had more than double the number of SCO shipments than all other competitors combined.

NCR Corporation and its Retalix division were named leaders by Gartner in a study that assessed retail software companies on five primary CRM capabilities: campaign management, loyalty, in-store CRM, customer analytics and real-time offers. The study addressed a total of 32 capabilities, with Gartner deeming 17 of those capabilities critical. Retalix placed No. 1 in CRM software, with 31 of 32 capabilities, and NCR placed No. 2 in CRM software with 30 of 32 capabilities.

Suncor Energy selected NCR's Retalix StorePoint point-of-sale (POS) and fuel management software for the company's Petro-Canada branded retail network. Petro-Canada, known as “Canada's gas station,” has more than 1,500 retail outlets across the country and is rapidly expanding its use of technology to enhance shopper experiences and drive shopper loyalty. Suncor Energy chose StorePoint because the software met the company's immediate needs and is easily expandable and adaptable to meet future needs. The StorePoint solution can help Petro-Canada with forecourt fuel management, back-office operations, pricing and promotions, comprehensive replenishment management, and food service management.

Massdiscounters of South Africa, a leading retail division of MassMart Management Group, deployed NCR's Retalix Transportation Management software to improve its logistics operations by automating scheduling processes, synchronizing yard and dock activities and optimizing inbound and outbound shipments. Transportation Management is designed to help Massdiscounters save labor and infrastructure costs and provides enhanced supply chain productivity, compliance and visibility.

NCR Silver™, NCR's tablet and mobile-based POS system for small businesses, continued to gain ground. NCR formed a strategic partnership with Vantiv, Inc. to bring innovative POS technology integrated with leading payments solutions to the small business market. Together NCR and Vantiv have introduced Vantiv Mobile Checkout powered by NCR Silver™. This easy-to-implement product provides single shop and small chain owners a complete solution that makes managing their sales, inventory, marketing and customers easier. The package includes the payment processing services, software and cloud-based back-office functions, and hardware peripherals that can transform a merchant's own iPad® into a turnkey mobile POS system.

Spinx Company agreed to deploy NCR ConvenienceGo (C-Go) mobile shopping technology to make fueling and shopping at the convenience store chain easier. Spinx, which operates stores in North Carolina and South Carolina, will roll out C-Go to 57 of its stores. C-Go is a mobile shopping app that allows shoppers to initiate a fuel transaction, select the amount of gas they want and pay with their smartphones.

Hospitality

In the Hospitality segment, NCR continued to deploy its advanced transaction technologies. NCR announced that it and Jamba Juice, in collaboration with PayPal, are working on a series of customized mobile solutions, including a Jamba Juice branded iOS® and Android™ mobile ordering and payment solution. This ordering functionality is available today in select Jamba Juice locations via the PayPal app to millions of customers and allows consumers to place mobile orders and pay directly from their smartphone. The customized mobile ordering solution is designed to seamlessly integrate with the NCR Aloha POS platform and is expected to improve speed of service and offer a differentiated experience to Jamba Juice customers.

NCR also secured multiple customer wins for its NCR Pulse Real-Time smartphone application. This SaaS-based mobile analytics engine helps restaurant operators solve the everyday challenges of low visibility into current operational performance, lack of predictable data and the inability to be in several places simultaneously. The application, available for iOS® and Android® devices, delivers real-time performance metrics and notifications directly to a user's smartphone. Operational data is segmented for quick, easy review, such as voids and comps, net sales by hour, employee performance and overtime alerts. Shake Shack implemented NCR Pulse Real-Time in the U.S. while Burger King franchisee Hybrid Dining deployed NCR Pulse Real-Time in the U.K.

LevelUp and NCR announced an agreement in which LevelUp will integrate its mobile payment and loyalty solution into NCR's restaurant POS systems. The integration will provide restaurants with an easy-to-use digital payment method and offer consumers a seamless experience when paying for their meal with the LevelUp application. LevelUp will initially interface with the industry-leading NCR Aloha POS system using a site-based integration, while developing its solution for deployment via NCR Cloud Connect, which is expected later this year.

Dunkin' Donuts began deploying NCR's high-definition Vitalcast™ digital signage solution at locations across the U.S. The easy-to-use digital signage solution will provide Dunkin' Donuts restaurants the opportunity to showcase a wider variety of food and beverages with high resolution product shots and video to enhance the overall guest experience. The digital signage solution will also make it easier and more cost effective to update information in real-time, feature new and limited time products, and display nutritional information. NCR Vitalcast™ digital signage has been installed in approximately 400 Dunkin' Donuts restaurants with more than 2,000 restaurants anticipated to transition from static menu boards to digital signage by year-end.

PURE taqueria, one of the most popular Mexican restaurants and Tequila bars in metro Atlanta, began making life easier for its guests with NCR Guest Pad. Guest Pad is an iPad® application that provides mobile wait list and reservation support for restaurants. The innovative stand-alone app replaces traditional “pen and paper” wait lists and delivers a simple way for restaurants of all types to better manage walk-in parties, call ahead requests and reservations.

Emerging Industries

In Emerging Industries, NCR was ranked the global market share leader in retail industry product support in 2012 by Gartner, the leading provider of research and analysis on the global information technology industry. Gartner also reported that NCR ranks third worldwide in financial services product support revenue and ninth worldwide across all vertical markets in hardware maintenance and support revenue for the same period.

NCR was also ranked on the International Association of Outsourcing Professionals® (IAOP®) Global Outsourcing 100® list, marking the third consecutive year that NCR has been ranked in the Top 10. The Global Outsourcing 100 is an annual ranking representing the standard of excellence in outsourcing. NCR demonstrated excellence in evaluation categories such as global presence, customer references, company recognitions and certifications and executive leadership.

NCR continued advancing its self-service technologies for the travel industry. China Southern Airlines, a Sky Team Alliance member, began making everyday easier for its passengers at key domestic hub airports with the addition of a complete self-service airport check-in solution from NCR. NCR TouchPort™ kiosks were deployed at 10 key domestic hub airports in Haikou, Dalian, Wuhan, Hefei, Chongqing, Urumqi, Guilin, Nanning, Changsha and Zhengzhou. The NCR solution includes hardware as well as common-use self-service platform software, which allows applications from other SkyTeam Alliance member airlines to also run on the kiosks. NCR will also provide support services to China Southern to help ensure maximum availability.

Hertz Corporation won the Digital Screenmedia Association's Industry Excellence Award for “Best Travel Deployment” for their ExpressRent virtual agent kiosks, designed and deployed with the help of NCR. Hertz ExpressRent kiosks combine the flexibility and speed of self-service with the option of a personal touch by enabling live video chat with a Hertz agent who walks customers through the entire transaction. The car rental kiosks accept debit and credit card payments, validate drivers' licenses and print out the car rental agreement. The kiosks speed up the car rental process and optimize staffing during peak times. It also allows Hertz to expand its reach to non-traditional locations where people may want to rent a car, like auto body shops or car dealerships, but which do not generate the volume to support a full-service location.

In the Telecom and Technology segment, NCR and North American Communications Resource, a leading communications system integrator and service provider, entered into a master services agreement to provide complementary support, maintenance and managed services when implementing unified communications solutions throughout North America. This agreement enables both companies to expand their respective portfolios of services offerings, drive growth and deliver exceptional customer experiences.

Second Quarter 2013 Financial Highlights

Income from operations was $139 million in the second quarter of 2013, which included $9 million of pension expense, $17 million of acquisition-related amortization of intangibles, $14 million of acquisition-related costs, and $3 million of acquisition-related purchase price adjustments. This compares to $130 million of income from operations in the second quarter of 2012, which included $10 million of pension expense, $10 million of acquisition-related amortization of intangible assets, and $4 million of acquisition-related costs. Excluding these items, non-GAAP income from operations(2) was $182 million in the second quarter of 2013 compared to $154 million in the second quarter of 2012.

Net cash used in operating activities was $32 million during the second quarter of 2013 compared to net cash provided by operating activities of $31 million in the year-ago period. Capital expenditures of $44 million in the second quarter of 2013 increased from $37 million in the second quarter of 2012. Free cash flow (net cash from operations and discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software)(3) was a cash outflow of $101 million in the second quarter of 2013, compared to a cash outflow of $41 million in the second quarter of 2012. Both net cash used in operating activities and free cash used in the second quarter of 2013 were negatively impacted by an $80 million settlement of the U.S. non-qualified pension plans. Excluding the settlement, free cash used was $21 million in the second quarter of 2013 compared to free cash used of $41 million in the second quarter of 2012. The decrease in free cash used, excluding the pension plan settlement, was positively impacted by an improvement in operating results period over period.

Discontinued operations resulted in $25 million of cash outflow in the second quarter of 2013 as compared to $35 million of cash outflow in the second quarter of 2012. The change was driven by cash outflows associated with selling the Entertainment business in 2012.

NCR contributed approximately $102 million to its international, executive and U.S. qualified pension plans in the second quarter of 2013 compared to $52 million in the second quarter of 2012. The net unfunded status of the Company's global pension plans was $(468) million as of December 31, 2012.

Other expense, net was $29 million in the second quarter of 2013 compared to other expense, net, of $13 million in the prior year period, mainly due to higher interest expense in the current period.

Income tax expense was $23 million in the second quarter of 2013 compared to income tax expense of $28 million in the second quarter of 2012.

NCR ended the second quarter of 2013 with $460 million in cash and cash equivalents compared to a balance of $483 million as of March 31, 2013. As of June 30, 2013, NCR had a total debt balance of $2.16 billion compared to a total debt balance of $2.09 billion as of March 31, 2013.

As previously announced, effective in the first quarter of 2013, NCR changed the accounting methodology for recognizing expense for its company-sponsored U.S. and international pension benefit plans. From 2013 forward, NCR will recognize changes in fair values of plan assets and net actuarial gains and losses in the year incurred, generally in the fourth quarter of each year, which were previously deferred and amortized over time into pension expense. The results and guidance included in this release give effect to the change in accounting methodology.

2013 Outlook

NCR expects full year results to be in line with its previously released guidance, as described below.

NCR expects its full-year 2013 revenues to increase in the range of 9% to 11% on a constant currency basis(4) compared with 2012.

NCR expects its full-year 2013 Income from Operations (GAAP) to be $546 million to $566 million, non-pension operating income (NPOI)(2) to be in the range of $700 million to $720 million, GAAP diluted earnings per share to be $2.08 to $2.18 and non-GAAP diluted earnings per share(2) to be in the range of $2.70 to $2.80 per diluted share. The 2013 NPOI and non-GAAP diluted EPS guidance excludes the items set forth in the supplemental non-GAAP reconciliation tables and accompanying footnotes that follow the "Note to Investors" at the end of this earnings release. NCR expects approximately $95 million to $100 million of Other Expense, net including interest expense in 2013 and that its full-year 2013 effective income tax rate will be approximately 26%.

For the third quarter of 2013, the Company expects non-pension operating income (NPOI)(2) to be in the range of $175 million to $180 million, compared to $153 million in the third quarter of 2012 and income from operations to be in the range of $138 million to $143 million, compared to $129 million in the third quarter of 2012. NCR expects its third quarter 2013 tax rate to be approximately 27% and Other Expense, net including interest expense to be approximately $25 million.

	2013 Guidance	2012 Actual
Year-over-year revenue growth (constant currency) (4)	9% - 11%	11%
Income from Operations (GAAP)	$546 - $566 million	$741 million
Non-pension operating income(2)	$700- $720 million	$589 million
Diluted earnings per share (GAAP)	$2.08 - $2.18	$2.87
Diluted earnings per share excluding pension expense and special items (non-GAAP)(2)	$2.70 - $2.80	$2.49

2013 Second Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the Company's 2013 second quarter results and guidance for full-year 2013. Access to the conference call and accompanying slides, as well as a replay of the call, is available on NCR's Web site at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables more than 300 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 26,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Lou Casale
NCR Corporation
212.589.8415
lou.casale@ncr.com

Investor Contact
Tracy Krumme
NCR Corporation
212.589.8569
tracy.krumme@ncr.com

Note to Investors - This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “seek,” “potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” “anticipate,” “outlook,” “intend,” “plan,” “target,” “believe,” “estimate,” “forecast,” “pursue” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could”. They include statements about the contribution of software and services to NCR's revenue mix, statements as to NCR's anticipated or expected results and financial performance, including its outlook for the third quarter of 2013 and the 2013 fiscal year (including in the sections entitled “Second Quarter 2013 Business Highlights” and “2013 Outlook”) and its expectations for revenue and growth across its core verticals; projections of revenue, profit growth and other financial items; discussion of strategic initiatives and related actions; comments about future market or industry performance or behaviors, including how NCR's products and services may be used and the benefits they might create or provide for its customers; and beliefs, expectations, intentions, and strategies, among other things. Forward-looking statements are based on management's current beliefs, expectations and assumptions, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control.

Forward-looking statements are not guarantees of future performance, and there are a number of factors, risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. In addition to the factors discussed in this release, these other factors, risks and uncertainties include those relating to: domestic and global economic and credit conditions, including the ongoing sovereign debt conditions in Europe and the uneven global economic recovery; our indebtedness and the impact that it may have on our financial and operating activities and our ability to incur additional debt; the financial covenants in our senior secured credit facility and the indentures for our outstanding senior unsecured notes and their impact on our financial and business operations; the adequacy of our future cash flows to service our indebtedness; the variable interest rates borne by our indebtedness under our senior secured credit facility and the effects of changes in those rates; our ability to raise funds necessary to finance a required change in control purchase of our outstanding senior unsecured notes; the effect on our future borrowing costs and access to capital of a lowering or withdrawal of the ratings assigned to our debt securities; shifts in market demands, continued competitive factors and pricing pressures; shorter product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; manufacturing disruptions affecting product quality or delivery times; the historical seasonality of our sales; the effect of currency translation; our ability to achieve targeted cost reductions; maintaining profitability of our professional services consulting engagements and appropriate utilization rates for our consultants; market volatility and the funded status of our pension plans; the success of our pension strategy, including "Phase III" of our pension strategy; tax rates; our ability to sell higher-margin software and services in addition to hardware; business and legal risks associated with multinational operations; availability and successful exploitation of new acquisition and alliance opportunities; expected benefits related to acquisitions and alliances not materializing; the timely development, production or acquisition and market acceptance of new and existing products and services; the ability of third party suppliers on which we rely being able to fulfill our needs; our ability to successfully develop and protect intellectual property that drives innovation; our ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees; compliance with requirements relating to data privacy and protection; continued efforts to establish and maintain best-in-class internal information technology and control systems; exposure to post-closing liabilities resulting from the sale of assets of our entertainment business; environmental exposures from our historical and ongoing manufacturing activities; changes in GAAP and the resulting impact, if any, on the Company's accounting policies; uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions; and other factors detailed from time to time in the Company's U.S. Securities and Exchange Commission reports and the Company's annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Diluted Earnings Per Share (EPS) from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q2 2013 Actual	Q2 2012 Actual	2013 Guidance	2012 Actual
Diluted EPS from Continuing Operations (attributable to NCR) (GAAP)	$0.51	$0.54	$2.08 - $2.18	$2.87
Pension expense (benefit)	0.03	0.04	0.10	(0.69)
Acquisition-related costs	0.06	0.02	0.18	0.10
Acquisition-related amortization of intangibles	0.07	0.04	0.27	0.15
Acquisition-related purchase price adjustments	0.01	—	0.06	—
OFAC and FCPA Investigations *	—	—	0.01	0.01
Impairment charge and related valuation allowance	—	0.01	—	0.05
Diluted EPS from Continuing Operations (attributable to NCR) (non-GAAP) (2)	$0.68	$0.65	$2.70 - $2.80	$2.49

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measure (in millions)

	Q2 2013 Actual	Q2 2012 Actual	2013 Guidance	2012 Actual	Q3 2013 Guidance	Q3 2012 Actual
Income from Operations (GAAP)	$139	$130	$546 - $566	$741	$138 - $143	$129
Pension expense (benefit)	9	10	30	(217)	7	10
Acquisition-related costs	14	4	42	23	9	4
Acquisition-related amortization of intangibles	17	10	65	38	17	10
Acquisition-related purchase price adjustments	3	—	15	—	3	—
OFAC and FCPA Investigations *	—	—	2	4	1	—
Non-pension Operating Income (non-GAAP) (2)	$182	$154	$700 - $720	$589	$175 - $180	$153

* Amounts shown reflect legal expenses only. Q3 2012 Actual and 2012 Actual amounts do not include approximately $0.8 million incurred during the third quarter of 2012. There can be no assurance that the Company will not be subject to fines or other remedial measures as a result of OFAC's, the SEC's or the DOJ's investigations.

Free Cash Flow

	For the Periods Ended June 30
	Three Months		Six Months
	2013	2012	2013	2012
Net cash (used in) provided by operating activities (GAAP)	$(32)	$31	$(11)	$120
Less capital expenditures for:
Property, plant and equipment	(20)	(18)	(44)	(31)
Capitalized software	(24)	(19)	(45)	(37)
Total capital expenditures, net	(44)	(37)	(89)	(68)
Net cash provided by (used in) discontinued operations	(25)	(35)	(24)	(44)
Free cash (used) flow (non-GAAP)(3)	(101)	(41)	(124)	8
Add Pension Settlement	80	—	80	—
Adjusted free cash (used) flow (non-GAAP)(3)	$(21)	$(41)	$(44)	$8

Constant Currency

2012 Actual
Revenue growth % (GAAP)	8%
Unfavorable foreign currency fluctuation impact	3%
Constant currency revenue growth % (non-GAAP) (4)	11%

(1) While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR's financial results. NCR's management evaluates the Company's results excluding certain items, such as pension expense and the effect of foreign currency translation, to assess the financial performance of the Company and believes this information is useful for investors because it provides a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. NCR management's calculation of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

(2) The segment results included in this release and Schedule B hereto and the non-GAAP income from operations (i.e. non-pension operating income) and non-GAAP earnings per share discussed in this earnings release exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, including amortization of acquisition related intangibles, NCR's management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the Company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

(3) Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, and additions to capitalized software. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for, or superior to, cash flows from operating activities determined in accordance with GAAP.

(4) NCR's results with respect to year-over-year revenue growth on a constant currency basis exclude the effects of foreign currency translation. Due to the variability of foreign exchange rates from year to year, NCR's management uses revenue on a constant currency basis to evaluate year-over-year operating performance. Revenue growth on a constant currency basis is calculated by translating prior-year revenue at current year monthly average exchange rates. Similarly, NCR's guidance with respect to year-over-year revenue growth on a constant currency basis excludes the potential effects of foreign currency translation due to the variability and unpredictability of future exchange rates.

Schedule A
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share amounts)

	For the Periods Ended June 30
	Three Months		Six Months
	2013	2012	2013	2012
Revenue
Products	$743	$706	$1,410	$1,276
Services	792	703	1,535	1,377
Total Revenue	1,535	1,409	2,945	2,653
Cost of products	550	532	1,053	977
Cost of services	559	503	1,097	987
Total gross margin	426	374	795	689
% of Revenue	27.8%	26.5%	27.0%	26.0%
Selling, general and administrative expenses	232	195	461	386
Research and development expenses	55	49	110	95
Income from operations	139	130	224	208
% of Revenue	9.1%	9.2%	7.6%	7.8%
Interest expense	(26)	(8)	(47)	(17)
Other (expense), net	(3)	(5)	(1)	(7)
Total other (expense), net	(29)	(13)	(48)	(24)
Income before income taxes and discontinued operations	110	117	176	184
% of Revenue	7.2%	8.3%	6.0%	6.9%
Income tax expense	23	28	25	35
Income from continuing operations	87	89	151	149
Income (loss) from discontinued operations, net of tax	—	13	(1)	4
Net Income	87	102	150	153
Net income attributable to noncontrolling interests	1	—	3	1
Net income attributable to NCR	$86	$102	$147	$152
Amounts attributable to NCR common stockholders:
Income from continuing operations	$86	$89	$148	$148
Income (loss) from discontinued operations, net of tax	—	13	(1)	4
Net income	$86	$102	$147	$152
Net income per share attributable to NCR common stockholders:
Net income per common share from continuing operations
Basic	$0.52	$0.56	$0.90	$0.93
Diluted	$0.51	$0.54	$0.88	$0.91
Net income per common share
Basic	$0.52	$0.64	$0.89	$0.96
Diluted	$0.51	$0.62	$0.87	$0.93
Weighted average common shares outstanding
Basic	165.2	159.0	164.5	158.6
Diluted	168.8	163.9	168.1	163.1

Schedule B
NCR CORPORATION
CONSOLIDATED REVENUE AND OPERATING INCOME SUMMARY
(Unaudited)
(in millions)

	For the Periods Ended June 30
	Three Months			Six Months
	2013	2012	% Change	2013	2012	% Change
Revenue by segment
Financial Services	$782	$786	(1)%	$1,496	$1,481	1%
Retail Solutions	515	409	26%	1,004	756	33%
Hospitality	158	130	22%	289	243	19%
Emerging Industries	80	84	(5)%	156	173	(10)%
Total Revenue	$1,535	$1,409	9%	$2,945	$2,653	11%
Operating income by segment
Financial Services	$95	$86		$152	$143
% of Revenue	12.1%	10.9%		10.2%	9.7%
Retail Solutions	49	28		90	30
% of Revenue	9.5%	6.8%		9.0%	4.0%
Hospitality	27	21		48	40
% of Revenue	17.1%	16.2%		16.6%	16.5%
Emerging Industries	11	19		21	42
% of Revenue	13.8%	22.6%		13.5%	24.3%
Subtotal-segment operating income	$182	$154		$311	$255
% of Revenue	11.9%	10.9%		10.6%	9.6%
Pension Expense	9	10		16	20
Other adjustments (1)	34	14		71	27
Total income from operations	$139	$130		$224	$208

(1)
Other adjustments for the three months ended June 30, 2013 include $14 million of acquisition related costs, $17 million of acquisition-related amortization of intangible assets, and $3 million of acquisition-related purchase price adjustments and for the three months ended June 30, 2012 include $4 million of acquisition-related costs and $10 million of acquisition-related amortization of intangible assets. Other adjustments for the six months ended June 30, 2013 include $30 million of acquisition-related costs, $31 million of acquisition-related amortization of intangible assets, $9 million of acquisition-related purchase price adjustments and $1 million of legal costs related to the previously disclosed OFAC and FCPA investigations and for the six months ended June 30, 2012 include $8 million of acquisition-related costs and $19 million of acquisition-related amortization of intangible assets.

Schedule C
NCR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions, except per share amounts)

	June 30, 2013	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$460	$483	$1,069
Accounts receivable, net	1,266	1,193	1,086
Inventories, net	825	847	797
Other current assets	525	490	454
Total current assets	3,076	3,013	3,406
Property, plant and equipment, net	327	327	308
Goodwill	1,455	1,453	1,003
Intangibles, net	490	502	304
Prepaid pension cost	394	372	368
Deferred income taxes	536	538	534
Other assets	428	450	448
Total assets	$6,706	$6,655	$6,371
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$85	$77	$72
Accounts payable	582	593	611
Payroll and benefits liabilities	208	193	197
Deferred service revenue and customer deposits	543	558	455
Other current liabilities	420	416	407
Total current liabilities	1,838	1,837	1,742
Long-term debt	2,079	2,014	1,891
Pension and indemnity plan liabilities	738	814	812
Postretirement and postemployment benefits liabilities	191	194	246
Income tax accruals	139	140	138
Environmental liabilities	137	146	171
Other liabilities	100	119	79
Total liabilities	5,222	5,264	5,079
Redeemable noncontrolling interests	16	17	15
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of June 30, 2013, March 31, 2013, and December 31, 2012, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 165.9, 164.3 and 162.8 shares issued and outstanding as of June 30, 2013, March 31, 2013 and December 31, 2012 respectively	2	2	2
Paid-in capital	419	381	358
Retained earnings	1,231	1,145	1,084
Accumulated other comprehensive loss	(222)	(192)	(197)
Total NCR stockholders' equity	1,430	1,336	1,247
Noncontrolling interests in subsidiaries	38	38	30
Total stockholders' equity	1,468	1,374	1,277
Total liabilities and stockholders' equity	$6,706	$6,655	$6,371

Schedule D
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	For the Periods Ended June 30
	Three Months		Six Months
	2013	2012	2013	2012
Operating activities
Net income	$87	$102	$150	$153
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Loss (income) from discontinued operations	—	(13)	1	(4)
Depreciation and amortization	50	40	97	81
Stock-based compensation expense	12	11	22	22
Deferred income taxes	(1)	9	(10)	23
Gain on sale of property, plant and equipment and other assets	(1)	(6)	(5)	(7)
Impairment of long-lived and other assets	—	4	—	7
Changes in assets and liabilities:
Receivables	(76)	(14)	(67)	(47)
Inventories	22	(6)	(25)	(40)
Current payables and accrued expenses	2	13	(34)	(4)
Deferred service revenue and customer deposits	(17)	(35)	56	50
Pension and indemnity plan	(98)	(41)	(132)	(54)
Other assets and liabilities	(12)	(33)	(64)	(60)
Net cash (used in) provided by operating activities	(32)	31	(11)	120
Investing activities
Expenditures for property, plant and equipment	(20)	(18)	(44)	(31)
Proceeds from sales of property, plant and equipment	2	8	2	8
Additions to capitalized software	(24)	(19)	(45)	(37)
Business acquisition, net	(15)	(25)	(696)	(25)
Other investing activities, net	1	10	6	8
Net cash used in investing activities	(56)	(44)	(777)	(77)
Financing activities
Tax withholding payments on behalf of employees	(2)	—	(27)	(9)
Short term borrowings, net	5	2	6	2
Payments on term credit facility	(17)	—	(35)	—
Payments on revolving credit facility	(75)	(240)	(495)	(305)
Borrowings on revolving credit facility	160	150	725	190
Debt issuance costs	(1)	—	(3)	—
Proceeds from employee stock plans	27	6	45	13
Net cash provided by (used in) financing activities	97	(82)	216	(109)
Cash flows from discontinued operations
Net cash used in operating activities	(25)	(35)	(24)	(44)
Net cash provided by investing activities	—	99	—	98
Net cash (used in) provided by discontinued operations	(25)	64	(24)	54
Effect of exchange rate changes on cash and cash equivalents	(7)	(6)	(13)	(9)
Decrease in cash and cash equivalents	(23)	(37)	(609)	(21)
Cash and cash equivalents at beginning of period	483	414	1,069	398
Cash and cash equivalents at end of period	$460	$377	$460	$377